Exhibit 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

SKEENA RESOURCES LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

In U.S. Dollars

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common shares, without par value	—	—	—	—	—	—
Equity	Preferred shares, without par value	—	—	—	—	—	—
Debt	Debt securities	—	—	—	—	—	—
Other	Warrants	—	—	—	—	—	—
Other	Subscription receipts	—	—	—	—	—	—
Other	Units	—	—	—	—	—	—
Unallocated (Universal) Shelf	—	457(o)	(1)	(1)	$115,560,000 (2)	$0.0000927	$10,712.42

Total Offering Amounts					$115,560,000		$10,712.42
Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$10,712.42

(1)	There are being registered under this Registration Statement such indeterminate number of common shares, preferred shares, debt securities, warrants, subscription receipts and units of Skeena Resources Limited (the “Registrant”), and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively, shall have an aggregate initial offering price not to exceed US$115,560,000 (converted from C$150,000,000 at an exchange rate of C$1.00=US$0.7704, which was the daily exchange rate as reported by the Bank of Canada on September 12, 2022, a date within 5 business days of filing this Registration Statement). Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of common shares, preferred shares, debt securities, warrants, subscription receipts and units as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, or similar transactions. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.